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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   SCHEDULE TO
                                 (RULE 14d-100)

            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) or 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No. ____)*

                                 Onvia.com, Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       (Name of Subject Company (issuer))

                         DGR Enterprises, Inc. (Offeror)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
    (Names of Filing Persons (identifying status as offeror, issuer or other person))

                    Common Stock, par value $0.0001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   68338T-106
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

--------------------------------------------------------------------------------
DGR Enterprises, Inc.                       Copy to: Alejandro San Miguel, Esq.
50 Buttonwood Lane                                   Chadbourne & Parke LLP
Darien, Connecticut 06820                            30 Rockefeller Plaza
                                                     New York, New York 10112
                                                     (212) 408-5100
--------------------------------------- ----------------------------------------
           (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of filing persons)

                            CALCULATION OF FILING FEE
--------------------------------------- ----------------------------------------
Transaction valuation*                                      Amount of filing fee
--------------------------------------- ----------------------------------------

*Set forth the amount on which the filing fee is calculated and state how it was determined.

|_| Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     Amount Previously Paid:                        Filing Party:
                            -------------------                  ---------------
     Form of Registration No.:                      Date Filed:
                              -----------------                -----------------

|X| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

     Check the appropriate boxes below to designate any transactions to which the statement relates:

          |X| third-party tender offer subject to Rule 14d-1. |_| issuer tender offer subject to Rule 13e-4.
          |_| going private transaction subject to Rule 13e-3. |_| amendment to Schedule 13D under Rule 13d-2.

|_| Check the following box if the filing is a final amendment reporting the results of the tender offer.

ITEM 1. EXHIBITS

                                  EXHIBIT INDEX


EXHIBIT
NUMBER                     DESCRIPTION
-------------------------- -----------------------------------------------------

99.1                       Text of Press Release Issued on November 21, 2002
-------------------------- -----------------------------------------------------

                                   SIGNATURE

          After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   /s/ Glenn S. Ballman
                                             --------------------------------
                                                       (Signature)

                                                Glenn S. Ballman, Director
                                             --------------------------------
                                                    (Name and title)

                                                   November 21, 2002
                                             --------------------------------
                                                         (Date)

          Instruction to Signature: The statement must be signed by the filing person or that person's authorized representative. If the statement on behalf of a person by an authorized representative (other than an executive officer of a corporation or general partner of a partnership), evidence of the representative's authority to sign on behalf of the person must be filed with the statement. The name and any title of each person who signs the statement must be typed or printed beneath the signature. See Exchange Act Rules 12b-11 and 14d-1(f) with respect to signature requirements.